EXHIBIT 10.15

AMENDMENT TO THE
FEDERAL HOME LOAN BANK OF SEATTLE
RETIREMENT FUND BENEFIT EQUALIZATION PLAN

Federal Home Loan Bank of Seattle hereby amends its Retirement Fund Benefit Equalization Plan (the "Plan"), as revised as of January 1, 2005, effective as of September 1,
2011 to conform to the intent and operation of the Plan:
1.Section 3.01 is amended by revising the first sentence thereof and subsection iii to read as follows:
The amount, if any, of the annual benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (i) over (ii), reduced as provided in 3.05 if applicable, and adjusted as provided in (iii), as determined by the Committee, where:
...
iii.    The lump sum resulting from i - ii, as reduced by Section 3.05 if applicable, will be adjusted to an actuarial equivalent benefit in the form of payment elected by the Member pursuant to Section 4.2 if applicable and 4.3, or if non was elected in the Regular Form of payment, using the same actuarial factors and assumptions then used by the fund to determine actuarial equivalence under the Regulations.
2.    Section 3.05 is amended to read as follows:
3.05    If a Member is restored to employment with the Employer after payment of his benefit under the Plan has commenced, all payments under the Plan shall thereupon be discontinued. Upon the Members subsequent retirement or termination of employment with the Employer, his benefit under the Plan shall be recomputed in accordance with Sections 3.01, 3.02, 3.03, and 3.04, but shall be reduced by the actuarial equivalent value of ~~to~~ the amount of any benefit paid by the Plan in respect of his previous retirement or termination of employment, and such reduced benefit shall be paid to the member in accordance with the provisions of the Plan. For purposes of this Section 3.05, the actuarial equivalent value of to the benefit paid in respect of a Member's previous retirement or termination of employment shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Fund to determine actual equivalence under the Regulations. Similarly, if a Member who was a participant in the Fund under a prior employer is hired by the Employer and receives prior service credit under the Fund and under this Plan pursuant to Section 3.01, upon such Member's subsequent retirement or termination of employment with the Employer, his benefit under this Plan shall be computed in accordance with Sections 3.01, 3.02, 3.03 and 3.04, but shall be reduced by the actuarial equivalent value of the amount of any benefit paid or payable by the prior employer's similar nonqualified plan. If such a

Member did not participate in such a nonqualified plan, or if the prior employer did not maintain a similar plan covering the Member, his benefit under this Plan shall be reduced by the actuarial equivalent of the benefit the Member would have earned under this Plan for the Member's prior service in the Fund. The actuarial equivalent value of the benefit paid or payable from a prior plan in respect of a Member's retirement or termination of employment shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the fund to determine equivalence under the Regulations.

EXECUTED THIS 12TH DAY OF OCTOBER, 2011
FEDERAL HOME LOAN BANK OF SEATTLE
BY: /s/ CHRISTINA J. GEHRKE
Its: CAAO